Exhibit 10(n)(v)

1     RETENTION BONUS AGREEMENT

THIS AGREEMENT is executed as of the dates set forth below but with effect as of January 21, 2020, by and between Albany International Corp., a Delaware corporation having an office and principal place of business at 216 Airport Drive, Rochester, New Hampshire, (hereinafter referred to as “Albany”) and Stephen Nolan, (hereinafter referred to as “Employee”).

RECITALS

WHEREAS, Employee has been, and is currently, employed by Albany in a key financial position; and

WHEREAS, Employee is employed by Albany on an at-will basis; and

WHEREAS, Albany wishes for Employee to continue his employment with Albany; and

WHEREAS, Albany therefore seeks to incentivize Employee to continue his voluntary employment with Albany at least through January 21, 2023; and

.1     WHEREAS, Employee and Albany each believe it to be in their best interests to provide Employee with certain incentives and protections, as provided in this Agreement, in order to induce Employee to remain in the employ of the Company.

.2     WITNESSETH

NOW THEREFORE, in consideration of the foregoing premises, the covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Albany and Employee hereby agree as follows:

1.       Position.    Employee shall continue in the employ of Albany performing, in good faith, and to the best of his abilities, the duties of Chief Financial Officer and such other duties that may be assigned to him from time to time, by his supervisor.

2.       Employment At-Will. Nothing in this Agreement shall alter the at-will nature of Employee’s employment with Albany and either party may terminate such relationship at any time, with or without cause.

3.       Retention Bonus. In order to induce Employee to remain in Albany’s employ and to encourage him to remain so employed through and until January 21, 2023 (the “Retention Date”), Albany agrees to pay Employee a retention incentive in the manner, and according to the terms, set forth herein.

4.       Amount of Bonus. Subject to the payment schedule and provisions of Paragraph 5 below, Albany agrees to pay to Employee a retention bonus in a gross sum equal to $750,000.00 (the “Retention Bonus”) by check or direct deposit, less applicable withholdings and deductions required by law, or otherwise agreed to by the parties.

5.       Payment. The Retention Bonus shall be paid in installments on the following dates (each, a “Payment Date”) as follows:

a.       Two Hundred Fifty Thousand dollars ($250,000) shall be paid on or about January 21, 2021 provided Employee is still employed by Albany on such date;

b.       Two Hundred Fifty Thousand dollars ($250,000) shall be paid on or about January 21, 2022 provided Employee is still employed by Albany on such date;

c.       Two Hundred Fifty Thousand dollars ($250,000) shall be paid on or about January 21, 2023 provided Employee is still employed by Albany on such date.

In each case, payment to Employee shall be made as soon as practical after the Payment Date in the amount stated, less withholdings identified above. In the event Employee’s employment with Albany terminates prior to a Payment Date any portion of the Retention Bonus which has not already been paid shall be forfeited and shall not vest; provided however, that in the event that Employee’s employment with Albany is involuntarily terminated by Albany without Cause (as defined in the Severance Agreement entered into as of April 1, 2019 between Employee and Albany) prior to a Payment Date, the remainder of the Retention Bonus shall be earned, and Employee’s entitlement to payment of such remainder shall vest immediately and shall be paid as soon as practical after the Payment Date, less withholdings identified above. This Award is intended to satisfy the “short-term deferral” rules of Section 409A of the Internal Revenue Code and the regulations thereunder and therefore is not subject to Section 409A of the Internal Revenue Code If it is determined that this Award is not a short-term deferral, the administration of this Award shall comply with Section 409A of the Internal Revenue Code and the regulations thereunder.

6.       Confidentiality. Employee and Albany understand and agree that (a) the existence and terms of this agreement are strictly confidential; (b) they will not disclose the terms of this agreement to any third party, unless requested to do so by any state, federal or local regulatory, prosecutorial or administrative agency or body of competent jurisdiction, or court of competent jurisdiction. However, nothing herein shall preclude Employee from discussing the contents hereof with his family, accountant, tax adviser or legal advisor.

7.        Entire Agreement; Extent and Applicability. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral. Nothing herein is intended to govern or determine, or shall be construed as governing or determining, (1) any rights of Employee, Albany, or its successors, to terminate such employment, or (2) any terms or conditions of such employment. This Agreement shall not be construed as giving Employee any legal or equitable right not otherwise specifically provided for herein.

8.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire without regard to any provisions thereof relating to conflict of laws.

9.        Amendment.    This Agreement may be amended or modified only by a written instrument executed by both Albany and the Employee.

10.       Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Albany may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

11.       Waiver of Jury Trial.    The parties agree that they have waived their right to a jury trial with respect to any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Employee, or the termination thereof, including any claims under federal, state, or local law.

IN WITNESS WHEREOF, a duly authorized representative of Albany and Employee have signed this Agreement to be effective as of the day and year first set forth above.

ALBANY INTERNATIONAL CORP.

By: ____________________	Dated: _____________________

EMPLOYEE

_______________________	Dated: _____________________
Stephen Nolan